SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549



                                    FORM 8-K



                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



        Date of Report: (Date of earliest event reported) August 2, 2002



                              CORNING INCORPORATED
             (Exact name of registrant as specified in its charter)



New York                              1-3247               16-0393470
(State or other jurisdiction          (Commission          (I.R.S. Employer
of incorporation)                     File Number)         Identification No.)



                  One Riverfront Plaza, Corning, New York 14831
               (Address of principal executive offices) (Zip Code)


                                 (607) 974-9000
              (Registrant's telephone number, including area code)



                                       N/A
          (Former name or former address, if changed since last report)

Item 9.  Regulation FD Disclosure
         ------------------------

On August 2, 2002, Corning Incorporated is posting a message to shareholders on its website. The message is filed herewith as Exhibit 99.1.

(c)      Exhibits.

99.1     Message to Shareholders dated August 2, 2002.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                              CORNING INCORPORATED
                              Registrant



Date:  August 2, 2002         By  /s/    KATHERINE A. ASBECK
                                         Katherine A. Asbeck
                                         Senior Vice President and Controller

                                INDEX TO EXHIBITS
                                -----------------




(c)      Exhibits
         --------

99.1     Message to Shareholders dated August 2, 2002.

                                                                    Exhibit 99.1



Corning Chairman Addresses Shareholders


August 2, 2002


Dear Corning Stockholder:

In light of the turmoil in the market and the continuing uncertainty surrounding the timing of a recovery, I wanted to write and share a few thoughts with you about how Corning is managing through this difficult time.

Naturally, we have all been watching the stock market, and the valuation of Corning shares in particular, with a great deal of concern. Let me emphasize that stock prices are based on short-term realities, not long-term prospects. At present, as you know, Corning is experiencing losses as we struggle with the massive downturn in the telecommunications industry. Although many of our other businesses are performing strongly, they are not yet offsetting our telecom losses - so it is difficult for Wall Street to look beyond our present performance.

I know it is extremely painful to watch your hard-earned investment in Corning stock drop so dramatically in value. I truly appreciate your trust in the company, and I am committed to helping our entire organization stay focused on our bright long-term prospects.

I want to share with you our three-part strategy not only to survive the current downturn, but to thrive again in the future:

     . First, the Management Committee and I are committed totally to the protection of the financial health of the company. We have reduced debt by $650 million since the beginning of the year. We had $1.3 billion of cash on hand at the end of the second quarter. We have since added to this amount by successfully raising $500 million in cash through the public offering of convertible preferred stock. We realize this offering was dilutive and our share price has, unfortunately, reflected that. Having this cash on hand enhances our ability to maintain a strong balance sheet and manage through today's economic challenges. Lastly, we continue to have access to our $2 billion committed line of credit which does not expire until August 2005.

     . Second, we are committed to returning this company to profitability before the end of 2003. This is the single, surest way to help rebuild not only our stock price, but our credit rating as well. Profitability will also be our greatest strength in retaining our corporate independence, which remains one of our most cherished Values. To work toward this goal, we have implemented an aggressive plan to bring our expenses into line with our lowered revenue expectations. That has, unfortunately, meant the elimination of about 4,400 jobs, on top of the 12,000 we eliminated last year. The cost savings from these reductions will help us on the path back to profitability.

     . Third, we are continuing to invest in our future. We are fortunate that we serve a wide variety of high-growth markets with a broad range of technologies. We are working hard to continue to capitalize on that diverse portfolio, so if one market suffers, we still have room to grow in others, such as our display technologies and environmental businesses. With this strategy and good execution of our plans, we expect to realize a vibrant and growing future for our company.

Additionally, I'm sure you are aware that the three major rating agencies have reduced our credit rating from investment grade to BB, or what is commonly referred to as high-yield or "junk bond status." Naturally, this doesn't sound or feel good - but for the near-term there is very little practical impact on our financial capability as a result. For example, we are not borrowing in the commercial paper market at the present time. We are in regular contact with the rating agencies about our strategy and our progress toward our goals. They tend to look at profitability as a key factor in their ratings, and we are confident that restoring our profitability by the end of 2003, as we are committed to doing, will pave the way for improving our rating once again.

And finally, a word about the stream of negative headlines that seem to pop up almost daily about wrongdoing in major corporations. We at Corning take integrity very, very seriously, and have a straightforward network of checks and balances to ensure that all our financial reports are presented accurately, promptly, and honestly. Jim Flaws, our vice chairman and chief financial officer, and I have signed the oath attesting to the quality of our financial reports, and we have filed them with the SEC. With all the challenges we face as a company, our integrity becomes an even more precious asset. Our team knows that "integrity is the bottom line" and that this value must be reflected in all our reporting. You can have that same confidence.

Thank you once again for your faith in Corning Incorporated. Despite the difficulties of today, I am confident we will see a bright future together, and I thank you for your support as we make that journey.


Sincerely,



/s/  JAMES R. HOUGHTON
     James R. Houghton
     Chairman and CEO